Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into and executed on October 31, 2012, effective as of June 1, 2012 (the “Effective Date”), by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Jack E. Salmon (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of June 8, 2006, amended as of December 15, 2008 (as amended, the “Prior Agreement”);

WHEREAS, the Company wishes to employ Executive to perform the duties and responsibilities set forth in Section 1.2, and Executive wishes to accept such employment, on the terms set forth below, effective as of the Effective Date; and

WHEREAS, this Agreement supersedes all previous agreements between Executive and the Company, including the Prior Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company continues to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the Effective Date and shall continue until the first anniversary of the Effective Date, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below; and shall be effective for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of each annual renewal. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

1.2 Duties and Responsibilities. Executive shall serve as a Senior Vice President of the Company as well as the executive designated by the Company to serve as the President and Chief Executive Officer of Independence Realty Trust, Inc. (“IRT”), a non-traded real estate investment trust externally managed by the Company. (For purposes of this Agreement, IRT shall be deemed to be an affiliate of the Company without regard to whether IRT subsequently becomes independent of the Company.) Executive’s service as President and Chief Executive Officer of IRT shall be subject to his appointment by the Board of Trustees of IRT to serve in such capacities. Executive may also serve in such other positions for IRT and/or for the Company as IRT and the Company, as applicable, shall determine from time to time. Executive shall perform all duties and accept all responsibilities incident to such positions as may be reasonably assigned to him by the Board of Trustees of the Company (the “Board”) or the Chief Executive Officer of the Company or, with respect to the duties and responsibilities for IRT, the Board of Trustees of IRT. The Executive’s service shall be performed for the Company in a manner consistent with the organizational documents of IRT and the Amended and Restated

Advisory Agreement by and among IRT, Independence Realty Operating Partnership, LP and Independence Realty Advisors, LLC (“IRA”), dated as of April 8, 2011 (as it may be amended hereafter or as it may be replaced by any successor advisory agreement with IRT and its affiliates.)

1.3 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote all of his business time, attention and energy to the performance of his duties hereunder.

1.4 Base Salary. For all of the services rendered by Executive hereunder, the Company shall continue to pay Executive a base salary (“Base Salary”), which shall be at the annual rate of Four Hundred and Eighty Four Thousand Dollars ($484,000) beginning as of the Effective Date, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board pursuant to the Board’s normal performance review policies for senior level executives but shall not be decreased.

1.5 Bonus. Executive shall continue to be eligible to receive annual bonuses in such amounts as the Board may approve in its sole discretion in accordance with its annual review of senior level executives, with the understanding that the review of Executive shall be based substantially, but not exclusively, upon the performance of his duties and responsibilities for IRT, subject to the following: in the annual review for calendar year 2012 (to be announced in January 2013), the Company will also take into consideration Executive’s performance as the Company’s Chief Financial Officer during the period of January 1 through May 24, 2012.

1.6 Retirement and Welfare Plans and Perquisites. Executive shall continue to be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.7 Reimbursement of Expenses; Vacation. Executive shall continue to be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

1.8 Incentive Compensation. Executive shall continue to be eligible to participate in any short-term and long-term incentive programs (including without limitation any equity compensation plans) established by the Company for its senior level executives generally, with the amount, if any, of incentive compensation/benefits to be determined by the Board in its sole discretion, based substantially, but not exclusively, upon the performance of his duties and responsibilities for IRT.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause; Resignation for Good Reason; Non-Renewal by the Company.

(a) The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4). Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation. In addition, the Company may initiate a termination of employment by sending a notice of non-renewal of this Agreement to the Executive, as described in Section 1.1.

(b) Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

(c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written mutual release upon such removal or resignation, in a form acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit), and any claims against Executive for actions within the scope of his employment by the Company, Executive shall be entitled to receive (in exchange for the Company’s undertakings in this Section 2.1(c)), in lieu of the payment described in Section 2.1(b), the following:

(i) Executive shall receive a lump sum cash payment equal to one and a half times the sum of (x) Executive’s Base Salary, as in effect immediately prior to his termination of employment and (y) the average annual cash bonus Executive received for the three year period immediately prior to his termination of employment (the “Cash Bonus”). Unless the payment is required to be delayed pursuant to Section 18.2 below, the payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company, provided Executive executes the Release during the forty-five (45) day period following Executive’s last day of employment and the revocation period for the Release has expired without revocation by Executive.

(ii) Executive shall receive a lump sum cash payment equal to a pro rata portion of the Cash Bonus. The pro-rated Cash Bonus shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination of employment and the denominator of which is three hundred sixty-five (365). Unless the payment is required to be delayed pursuant to Section 18.2 below, the payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company, provided Executive executes the Release during the forty-five (45) day period following Executive’s last day of employment and the revocation period for the Release has expired without revocation by Executive.

(iii) For a period of eighteen (18) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees generally, as if Executive had continued in employment with the Company during such period. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing eighteen (18) month benefit period.

For clarity, the foregoing payments and benefits referenced in Section 2.1(c)(i) – (iii), which Executive shall receive if he executes and does not revoke the Release required by this Section 2.1(c), shall be in addition to any other amounts earned, accrued and owing to Executive but not yet paid under Section 1 above and under any applicable benefit plans and programs of the Company (other than severance plans or programs) in which Executive participated prior to his termination of employment, subject to the terms and conditions of any such plans and programs, without regard to whether Executive executes and does not revoke the Release.

2.2 Voluntary Termination. Executive may voluntarily terminate his employment for any reason upon sixty (60) days’ prior written notice or by sending a notice of non-renewal of this Agreement to the Company, as described in Section 1.1. In any such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued and due in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

2.3 Disability. The Company may terminate Executive’s employment, to the extent permitted by applicable law, if Executive has been unable to perform the material duties of his employment and has been formally determined to be eligible for disability benefits under the Company’s long-term disability plan (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a) Executive shall receive a lump sum cash payment equal to a pro rata portion of Executive’s Cash Bonus (as Cash Bonus is defined in Section 2.1(c)(i)(1) above). The pro-rated Cash Bonus (the “Pro-Rata Cash Bonus”) shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days in the Company’s fiscal year during which Executive was employed by the Company, prior to his termination of employment, in the Company’s fiscal year in which his termination of employment occurs and the denominator of which is three hundred sixty-five (365). Except as otherwise required to comply with the requirements of Section 18 below, payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company.

(b) The Company shall pay to Executive any amounts earned, accrued and owing but not yet paid under Section 1 above and any other benefits accrued and earned in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

2.4 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned under the Company’s benefit plans and programs in which Executive participated prior to his termination of employment, in accordance with the terms and conditions of such plans and programs, and (ii) a Pro-Rata Cash Bonus (determined according to Section 2.3(a) above) for the Company’s fiscal year in which Executive’s death occurs, and, except as otherwise required to comply with the requirements of Section 18 below, shall be paid on the sixtieth (60th) day following the date of Executive’s death. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5 Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment.

2.6 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

3. Change of Control.

3.1 Change of Control. Upon a “Change of Control” (as defined below) while Executive is employed by the Company, all outstanding unvested equity-based awards held by Executive shall fully vest and shall become immediately exercisable, as applicable.

3.2 Termination for Good Reason Following a Change of Control. If, within the six (6) month period following a Change of Control, Executive terminates his employment with the Company for any reason or no reason, such termination shall be deemed a termination by Executive for Good Reason covered by Section 2.1; provided, however, that Executive shall give the Company not less than thirty (30) days’ prior written notice of such resignation.

3.3 Code Section 280G.

(a) Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any amount payable to or other benefit receivable by Executive hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any such amount or benefit deemed to be a Parachute Payment (as defined below) alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, (all such amounts and benefits being hereinafter called “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by the Executive if no such reduction was made. For purposes of this Section 3.3, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute Parachute Payments, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) and the amount of applicable employment taxes, less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. For purposes of this Section 3.3, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code.

(b) The foregoing determination shall be made by tax counsel appointed by the Executive (the “Tax Counsel”). The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within 15 days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be Parachute Payments. If the Tax Counsel determines that such reduction is required by this Section 3.3, the Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant. The manner in which the Total Payments are reduced shall be mutually agreed to by the Company and the Executive and approved by Tax Counsel; provided, however, that if the Company and the Executive do not agree within 15 days of the receipt of the Tax Counsel’s determination, the reduction shall be accomplished by, first, reducing any lump sum cash payments included in the Total Payments and, if further reductions are necessary, by such other reductions as shall be recommended by Tax Counsel. If the Tax Counsel determines that no reduction is necessary under this Section 3.3, it will, at the same time as it makes such determination, furnish the Executive and the Company an opinion that the Executive shall not be liable for any excise tax under Section 4999 of the Code. The Executive and the Company shall each provide the Tax Counsel access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Tax Counsel, and otherwise cooperate with the Tax Counsel in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3.3. The fees and expenses of the Tax Counsel for its services in connection with the determinations and calculations contemplated by this Section 3.3 shall be borne by the Company.

4. Definitions.

4.1 “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(a) Executive’s commission of, or indictment for, or formal admission to a felony, or any crime of moral turpitude, dishonesty, or breach of the Company’s code of ethics, or any crime involving the Company;

(b) Executive’s engagement in fraud, misappropriation or embezzlement;

(c) Executive’s continual failure to substantially perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), and such failure has continued for a period of at least 30 days after a written notice of demand, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; or

(d) Executive’s breach of Section 5 of this Agreement.

4.2 “Good Reason” shall mean, without Executive’s consent:

(a) the material reduction of Executive’s title, authority, duties and responsibilities or the assignment to Executive of duties materially inconsistent with Executive’s position or positions with the Company;

(b) a reduction in Base Salary of the Executive; or

(c) the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date of at least 45 days but no more than 60 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

4.3 “Change of Control” shall mean the occurrence of any of the following:

(a) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of twenty-five percent (25%) or more of the Company’s voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); or

(b) The merger, consolidation or combination of the Company with an unaffiliated entity, other than a Related Entity (as defined below) in which the directors of the Company as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were directors of the Company immediately prior to such transaction and the Company’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or

(c) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(d) The transfer of all or substantially all of the Company’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below).

For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean an entity that is an “affiliate” of Mr. Scott F. Schaeffer, or any member of Mr. Schaeffer’s immediate family, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5. Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality. Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special information with respect to the operation of the businesses of the Company, and/or its affiliates (for clarity, including without limitation IRT for purposes of this Section 5 and Sections 5.1 – 5.4) and other related matters not generally available to other executives of the Company, and access to confidential information and business and professional contacts. Executive hereby agrees to abide by the terms of the non-competition, non-solicitation, intellectual property and confidentiality provisions below, in consideration of: Executive’s employment by the Company under this Agreement and the public stature which accompanies these positions, as well as access to confidential information and business and professional contacts, and unique opportunities afforded by the Company to Executive as a result of Executive’s employment in these positions; Executive’s eligibility for the benefits set forth in this Agreement (including without limitation the opportunity for the payment of additional salary and bonuses as well as Company paid or subsidized medical insurance referenced in Section 2.1(c) above, and the opportunity to participate in any long term incentive programs); the Company’s release of Executive from the covenants and other provisions set forth in the Prior Agreement; and the Company’s entering into this Agreement. Executive agrees and acknowledges that the foregoing, whether treated separately or together, constitute full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

5.1 Non-Competition and Non-Solicitation. Executive agrees that during the Employment Term and, with respect to Section 5.1(a) below, for a period of eight (8) months after the termination of the Employment Term and, with respect to Section 5.1(b) and (c) below, for a period of twelve (12) months after the termination of the Employment Term, without regard to its termination for any reason which does not constitute a breach of this Agreement by the Company or a resignation for Good Reason by the Executive, Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board:

(a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with any Competing Business (defined below) within any state in which the Company, and/or its affiliates, currently engage in any Substantial Business Activity (defined below) or any state in which the Company, and/or its affiliates, engaged in any Substantial Business Activity during the thirty-six month period preceding the date the Executive’s employment terminates; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by Executive of not more than five percent (5%) of the capital stock of any corporation which is engaged in any Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; or

(b) solicit or divert to any Competing Business any individual or entity which is an active or prospective customer of Company, and/or its affiliates, or was such an active or prospective customer at any time during the preceding 12 months; or

(c) employ, attempt to employ, solicit or assist any Competing Business in employing any employee of the Company, and/or its affiliates, whether as an employee or consultant.

The phrase “Competing Business” shall mean: any entity or enterprise actively engaged in any business or businesses the Company, and/or its affiliates, are actively engaged in (or are expected to be actively engaged in within 12 months) at the time of termination.

The phrase “Substantial Business Activity” shall mean that the Company, and/or its affiliates (i) has a business office, (ii) owns, services or manages real estate, or (iii) has a recorded and unsatisfied mortgage or other lien upon real estate or personal property.

In the event that the provisions of this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

5.2 Developments. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the businesses, work or activities of the Company, and/or its affiliates, or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.2.

5.3 Confidentiality.

(a) Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, and/or its affiliates, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company, and/or affiliates, and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and/or its affiliates, and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.3 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.

(b) Executive acknowledges that all documents, files and other materials received from the Company and/or its affiliates during the Employment Term (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive’s employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody.

5.4 Equitable Relief. Executive acknowledges that the restrictions contained in Sections 5.1, 5.2 and 5.3 hereof are, in view of the nature of the businesses of the Company, and/or its affiliates, reasonable and necessary to protect the legitimate interests of the Company and/or its affiliates, and that any violation of any provision of those Sections will result in irreparable injury to the Company, and/or its affiliates. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: Chief Executive Officer

If to Executive, to:

Jack E. Salmon at his most recent home address set forth in the records of the Company.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

11.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive. This Agreement supersedes the provisions of any employment or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement and such provisions in such other agreements will be null and void.

11.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

18. Section 409A.

18.1 Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

18.2 Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum on the date that is six (6) months and one (1) day following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the sixtieth (60th) day after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to the prime rate as reported in the Wall Street Journal (or, if unavailable, a comparable source) at the relevant time.

18.3 Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RAIT FINANCIAL TRUST:

By:	/s/ Scott F. Schaeffer
Name:	Scott F. Schaeffer
Title:	Chairman, Chief Executive Officer & President

EXECUTIVE:

By:	/s/ Jack E. Salmon
Name:	Jack E. Salmon

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